Exhibit 99.1

Sbarro, Inc. appoints Dan Montgomery as CFO

Cites Significant Financial and Operational Experience as Key to Appointment

NEW YORK, NY., Jan. 14 – Sbarro, Inc., the world’s leading quick service Italian restaurant chain , today announced the appointment of Dan Montgomery as CFO, effective immediately. Mr. Montgomery brings more than 17 years of finance, strategic planning and management experience to Sbarro.

Anthony Puglisi, Sbarro’s former CFO, will be leaving the company to pursue other interests. Pete Beaudrault, chief executive officer of Sbarro, Inc. said, “We appreciate Tony’s work and contributions over the past five years and wish him great success in his future endeavors.”

Mr. Montgomery began his career in corporate banking at NationsBank and became a Managing Director in the syndicated debt capital markets group at its successor Bank of America Securities. Following the events of 9/11, Mr. Montgomery was appointed as the Executive Director of the Air Transportation Stabilization Board, a congressionally authorized program to provide funding to the airline industry. Mr. Montgomery subsequently joined the financial consulting firm of Kroll Zolfo Cooper where he worked on a variety of assignments including Krispy Kreme Doughnuts. In 2006, Mr. Montgomery joined the corporate finance group of Oliver Wyman.

“We are delighted to welcome Dan to Sbarro” said Pete Beaudrault. “Dan brings a wealth of financial and operating experience from a broad array of industries. In addition, given his more recent experience, we believe Dan is exceptionally well suited to help Sbarro manage through the current market challenges.”

“Dan’s broad and diverse experience particularly managing leveraged companies will be beneficial to Sbarro as it manages its domestic business and expands its international footprint” said Rob Sharp, a Managing Director of MidOcean Partners, a leading private equity firm that acquired the Company in January of 2007.

Mr. Montgomery commented, “I am delighted to be joining Sbarro at such a key point in its development and it is an honor to work with the incredibly talented and dedicated management team.”

Mr. Montgomery holds a B.A. from Georgetown University and an MBA from the University of Texas.

About Sbarro

Based in Melville, New York, we believe we are the world’s leading Italian quick service restaurant concept and the largest shopping-mall focused restaurant concept in the world. We have over 1,000 restaurants in 43 countries. Sbarro restaurants feature a menu of popular Italian food, including pizza, a selection of pasta dishes and other hot and cold Italian entrees, salads, sandwiches, drinks and desserts. Additional information is available at www.sbarro.com

About MidOcean Partners

MidOcean Partners is a premier private equity firm focused on the middle market. MidOcean is committed to investing in high quality companies with stable market positions and multiple opportunities for growth. MidOcean utilizes a broad foundation of expertise in its focus industries and its transatlantic platform to create value for its investors and partners. For more information about MidOcean Partners, please visit www.midoceanpartners.com.

Contact:

Stuart Steinberg

General Counsel and Secretary

(631) 715-4100